EXHIBIT 10.7

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Director Deferred Stock Unit Agreement (With Vesting)

Cover Sheet

This Agreement evidences the grant by Red Hat, Inc., a Delaware corporation (the “Company”), on the date set forth below (the “Grant Date”) to the person named below (the “Director” or “Participant”) of a Deferred Stock Unit Award (the “Award”) of the number of deferred stock units listed below (the “Deferred Stock Units”). Each unit ultimately earned represents the right to receive one share of the Company’s common stock, $.0001 par value per share (“Common Stock”). This Award is subject to the terms and conditions specified in the Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated (the “Plan”) and in the Agreement, consisting of this Cover Sheet, the attached Exhibit A and Appendix A thereto.

Director Name:	<PARTICIPANT NAME>
Grant Date:	<GRANT DATE>
Number of Deferred Stock Units:	<Number of shares>

RED HAT, INC.
100 East Davie Street
Raleigh, North Carolina 27601

(electronically accepted)	By: /s/
<PARTICIPANT NAME>	Name:
Title:

By accepting this Award, the Director hereby (i) acknowledges that a copy of the Plan and a copy of the Plan prospectus have been delivered to the Director and additional copies thereof are available upon request from the Company’s Equity Compensation Department and can also be accessed electronically, (ii) acknowledges receipt of a copy of this Cover Sheet, and Exhibit A and Appendix A thereto (collectively, the “Agreement”) and accepts the Award subject to all the terms and conditions of the Plan and the Agreement; (iii) represents that the Director has read and understands the Plan, the Plan prospectus and the Agreement, and (iv) acknowledges that there are tax consequences related to the Award, some of which may vary by Director, and that the Director should consult a tax advisor to determine his or her actual tax consequences. The Director must accept this Award electronically, within thirty (30) days following notification of the grant, pursuant to the online acceptance procedure established by the Company; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

EXHIBIT A

RED HAT, INC.

Red Hat, Inc. 2004 Long-Term Incentive Plan, as amended and restated

Director Deferred Stock Unit Agreement (With Vesting) Terms and Conditions

1.	Grant of Deferred Stock Units.

The Award is granted pursuant to and is subject to and governed by the Plan and the terms of this Agreement. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the same meaning as in the Plan. The Shares of Common Stock that are issuable after the Deferred Stock Units have been earned are referred to in this Agreement as “Shares.” The Deferred Stock Units shall be granted to the Participant without payment of consideration (other than continuing services).

2.	Deferred Stock Unit Account.

The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Participant’s benefit the Deferred Stock Units, each of which shall be deemed to be the equivalent of one Share.

Whenever any cash dividends are declared on the Shares, on the date such dividend is paid, the Company will credit to the Account of the Participant a number of additional Deferred Stock Units equal to the result of dividing (i) the product of the total number of Deferred Stock Units credited to the Participant’s Account on the record date for such dividend and the per share amount of such dividend by (ii) the Fair Market Value of one Share, on the date such dividend is paid by the Company to the holders of Shares. The Participant shall have no other rights as a shareholder with respect to the Shares underlying the Deferred Stock Units.

3.	Vesting.

All of the Deferred Stock Units shall initially be unvested. For so long as the Participant maintains continuous service to the Company as a Director throughout the period beginning on the Grant Date and ending on the vesting date set forth below (or if such date is not a trading day for the New York Stock Exchange, or such other stock exchange on which the Company’s shares are then listed, on the first trading day following such date), the Deferred Stock Units shall become vested according to the schedule set forth below, subject to Section 4 hereof:

Vesting Date	Number of Vested Deferred Stock Units
[As authorized by the Compensation Committee]

Notwithstanding the foregoing, upon the Participant’s death or becoming disabled (as defined in Section 409A of the Code (“Section 409A”)), all of the Deferred Stock Units shall become fully vested.

4.	Cessation of Service as a Director.

If the Participant ceases to be a member of the Board of Directors of the Company for any reason, the Deferred Stock Units that are not vested on the date of such cessation of service will be forfeited, except as provided in Section 3 and Appendix A. The Participant shall have no further rights with respect to any Deferred Stock Units that are so forfeited.

5.	Payment of the Account.

The Company shall make a payment to the Participant in Shares as provided in Section 6 with respect to the number of vested Deferred Stock Units then credited to the Participant’s Account on the date of the Director’s cessation of services as a director, or if earlier, the Director’s death, becoming disabled (as defined in Section 409A), or upon a Change in Control (as defined in the Plan) provided that such Change in Control is a permissible distribution event under Section 409A(a)(2)(A)(v) (the “Payment Date”).

6.	Form of Payment.

Payments pursuant to Section 5 shall be made in Shares equal to the number of vested Deferred Stock Units in the Participant’s Account on the Payment Date. Such payment shall be made as soon as practicable, but not later than 90 days, after the Payment Date.

7.	Beneficiary.

In the event of the Participant’s death prior to payment of the vested Deferred Stock Units credited to the Participant’s Account, payment shall be made to the last person or persons designated by the Participant in writing prior to the Participant’s death (“Beneficiary”) or, if no such Beneficiary survives the Participant, such payment shall be made to the Participant’s estate.

8.	Source of Payments.

The Participant’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on any required payment date.

9.	Restrictions on Transfer.

(a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any Deferred Stock Units, either voluntarily or by operation of law. Any attempt to dispose of any Deferred Stock Units in contravention of the above restriction shall be null and void and without effect.

(b) The Company shall not be required (i) to transfer on its books any of the Deferred Stock Units which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such Deferred Stock Units any transferee to whom such Deferred Stock Units have been transferred in violation of any of the provisions contained herein.

10.	Adjustments for Capital Changes.

The Plan contains provisions covering the treatment of Deferred Stock Units in a number of contingencies such as stock split and mergers. Provisions in the Plan for such adjustments are hereby made applicable hereunder and are incorporated herein by reference.

11.	Change in Control.

Provisions regarding a Change in Control are set forth on Appendix A.

12.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by the Company, for the purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all Deferred Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the purpose of implementing, administering and managing the Plan.

The Participant understands that Personal Data will be transferred to any stock plan service provider which is, presently or in the future, assisting the Company with the implementation, administration and management of the Plan. The Participant understands that these recipients of Personal Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares received upon vesting of the Deferred Stock Units. The Participant understands that Personal Data will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to withdraw his or her consent, his or her service with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant Deferred Stock Units or other equity awards or to administer or maintain Deferred Stock Units or other equity awards granted to the Participant prior or subsequent to such refusal or withdrawal. Therefore, the Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

13.	Miscellaneous.

(a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail postage prepaid, return receipt requested, if to the Director, at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary.

(b) Entire Agreement; Modification. This Agreement (including the cover sheet) and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded by the Company as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, the Plan or other applicable rules, including, without limitation, the rules of the stock exchange on which the Shares are listed; provided that, no amendment or modification of this Agreement shall materially impair the rights of any Participant without such Participant’s consent. Notwithstanding the foregoing provision, no such consent shall be required with respect to any amendment or modification if the Committee determines in its sole discretion that (i) such amendment or modification is not reasonably likely to significantly reduce the benefits provided under the Award or that the Participant has received adequate compensation for any such reduction, or (ii) such amendment or modification, including cancellation of the Award granted under this Agreement, is necessary or advisable in order to comply with, or avoid adverse consequences due to changes in the laws or rules applicable to the Company or the Participant that the Company considers significant. Notwithstanding the foregoing, in the event of a Change in Control, amendments or modifications, including cancellation of the Award granted under this Agreement pursuant to 13(b)(ii), shall not be permitted except as provided for in Appendix A of this Agreement.

(c) Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(d) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

(f) Participant’s Acceptance. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, receipt of this Deferred Stock Unit Agreement or Participant’s acquisition or sale of the underlying Shares. The Participant is urged to read this Agreement carefully and to consult with his or her own personal tax, legal and financial advisors regarding the terms and consequences of this Agreement and the legal and binding effect of this Agreement. By virtue of his or her acceptance of this Agreement, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan, including as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award.

(g) Section 409A. This Agreement and the Deferred Stock Units are intended to comply with the requirements of Section 409A and shall be construed consistently therewith and shall be interpreted in a manner consistent with that intention. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision of this Agreement, the Committee reserves the right, to the extent the Committee deems necessary or advisable, in its sole discretion, to unilaterally amend the Plan and/or this Agreement to ensure that all Deferred Stock Units are awarded and administered in a manner that complies with Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with termination of service is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant hereby agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”)), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Notwithstanding the foregoing, the Company, its Affiliates, Directors, officers and agents shall have no liability to the Participant, or any other party, if an Award that is intended to be compliant with Section 409A is not so compliant, or for any action taken by the Committee or its delegates.

(h) Governing Law/Choice of Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties, evidenced by this Award or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the

State of North Carolina and agree that such litigation shall be conducted only in the courts of Wake County, North Carolina, or the federal courts for the United States for the Tenth District of North Carolina, and no other courts, where this Award is made and/or to be performed.

(i) Administrator Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Deferred Stock Units have been earned). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

APPENDIX A

In the event the Director has continuously served as a director from the date of grant of the Deferred Stock Units until a Change in Control, all of the Deferred Stock Units shall become vested and shall be paid in accordance with Sections 5 and 6.